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                                                                   Exhibit 20(d)


                   CONSULTING AND NON-COMPETITION AGREEMENT


      THIS CONSULTING AND NON-COMPETITION AGREEMENT ("Agreement") is made this 15th day of June, 1998, between REGENT COMMUNICATIONS, INC., a Delaware corporation (the "Corporation") with its principal offices in Covington, Kentucky, and JAMES H. LEVY, who resides at 245 Park Lane, Atherton, California 94025 (the "Consultant").

      WHEREAS, pursuant to a certain Stock Purchase Agreement dated June 16, 1997, as amended, the Corporation has purchased all of the issued and outstanding shares of capital stock of The Park Lane Group ("Park Lane"), a California corporation engaged, through its subsidiaries, in the business of owning and operating radio stations; and

      WHEREAS, the Consultant has served as the chief executive officer of Park Lane for over seven years, and as such, has been responsible for the day-to-day operations of Park Lane and its subsidiaries, utilizing his many years of experience in the radio industry; and

      WHEREAS, the Corporation wishes to have the benefits of the Consultant's services and experience in the Corporation's ongoing business activities and has requested the Consultant to serve the Corporation as a consultant on the terms and conditions herein set forth.

      NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

            1.    Consulting Services.

                  (a) The Corporation shall retain the Consultant and the Consultant will provide consulting services to the Corporation for an initial term of one (1) year, commencing June 15, 1998. The term of this Agreement shall terminate on June 14, 1999 unless extended by the written agreement of the Corporation and the Consultant.

                  (b) The Consultant shall perform such consulting services as are reasonably requested by the Corporation and within the scope of Consultant's experience and expertise subject to the conditions set forth herein. The Consultant shall report to the Chairman and President of the Corporation or to any other person designated from time to time by the Chairman.

                  (c) The Corporation and the Consultant agree that the Consultant will provide consulting services to the Corporation on a full time basis, provided Consultant will not be required to devote more than forty (40) hours per week on average for such consulting services.

                  (d) All of the Consultant's obligations under this Agreement shall be fulfilled within close proximity to Consultant's residence in California or at such other locations as may be deemed necessary by the Corporation in its sole discretion; provided, however, Consultant shall not be required to relocate his current residence nor shall he be required to spend
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more than eight (8) nights away from home per month. Consultant shall be entitled to five (5) weeks' vacation, to be taken at such times as Consultant selects, subject to reasonable advance notice to the Corporation and consent of the Corporation, not to be unreasonably withheld.

                  (e) Consultant's services shall be considered, for federal income tax reporting purposes, to be personal services income, and the total of all consulting fees paid hereunder during each calendar year of the term of this Agreement shall be reported by Corporation to Consultant by use of Internal Revenue Service Information Report Form 1099. Consultant acknowledges the character of consulting fee income so reported is income from personal services, and Corporation shall treat such payments as ordinary and necessary business expenses for federal income tax purposes.

            2.    Consulting Fees, Expenses.

                  (a) For the consulting services furnished by the Consultant pursuant to this Agreement and for his agreement not to compete, the Corporation shall pay the Consultant $200,000.00, payable in twelve equal monthly installments during the term of this Agreement due in advance on the first day of each monthly period during said term.

                  (b) The Consultant shall be reimbursed for all authorized reasonable expenses incurred by him in connection with the performance of his responsibilities hereunder upon presentation of expense statements, vouchers or other appropriate evidence of expense. An expense shall be deemed reasonable if it is an expense for which Consultant would have been reimbursed in connection with the performance of his responsibilities as chief executive officer of Park Lane.

            3.    Proprietary Information.

                  Consultant acknowledges that in the course of his engagement by the Corporation, he has, is or may be making use of, acquiring or adding to confidential information of a special and unique nature and value relating to such matters as the Corporation's trade secrets, contracts, prices, know how, systems, programs and programming strategies, developments, designs, procedures, manuals, confidential reports and communications and lists of customers and clients. Further, any information and materials received by the Corporation or Consultant at any time from third parties in confidence (or subject to nondisclosure or similar covenants) shall also be deemed to be and shall be confidential information. Consultant hereby confirms that he has not and shall not, except with the prior written consent of the Corporation, or except when he is acting as a consultant of the Corporation solely for the benefit of the Corporation in connection with the Corporation's business and in accordance with, and as authorized by, the Corporation's business practices and employee practices, including without limitation those relating to the protection of confidential information, at any time during or following the termination of this Agreement, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use, for any purposes whatsoever, any of such confidential


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information which has been obtained or created by or disclosed to him as a result of his previous employment by Park Lane or engagement hereunder by the Corporation. Upon the termination of this Agreement, Consultant shall deliver to the Corporation all contracts, documents, books and records, memoranda, notes, work papers, manuals, computer software programs, and all other similar and dissimilar repositories containing information relating to the Corporation, including without limitation, confidential information and all copies thereof, in his possession or under his control.

            4.    Covenant Not To Compete.

                  During the term of this Agreement, and for a period of one (1) year thereafter, the Consultant shall not, directly or indirectly, (a) engage as an employee, agent, partner, owner, officer, director, consultant, service provider or principal of or for any entity or enterprise which owns or operates a radio station whose transmitter site is located within a seventy-five (75) mile radius of any transmitter site of any radio station owned by the Corporation during the term of this Agreement and at the time of termination of this Agreement, or (b) individually or on behalf of any other person or entity aid or endeavor to solicit or induce any of the Corporation's employees to leave their employment with the Corporation in order to accept employment with Consultant or another person, partnership, corporation or other entity.

            5.    General.

                  (a) This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws of the State of California.

                  (b) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.

                  (c) This Agreement, and the Consultant's obligations hereunder, may not be assigned by the Consultant. The Corporation may assign its rights in connection with any sale, transfer or other disposition of all or substantially all of its business or assets. In any event, the obligations of the Corporation hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

                  (d) This Agreement may be amended, modified, superseded, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance.

                  (e) Consultant, in performing his services hereunder, is doing so in an advisory capacity and Consultant will be held harmless from any actions taken by Corporation as a result of the consulting services rendered hereunder.


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                  (f) The failure of either party at any time or times to
require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement. The Consultant acknowledges that in the event he breaches this Agreement, the Corporation may terminate this Agreement without further notice or liability and recover from Consultant all damages, including attorneys' fees, resulting from his breach. In addition to any other rights or remedies the Corporation may have, the Corporation may obtain a restraining order or injunction against any threatened or actual breach of Sections 3 and 4 of this Agreement by Consultant or a court order requiring specific performance of this Agreement.

                  (g) Consultant has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Corporation under this Agreement, and hereby acknowledges and agrees that such covenants are reasonable, are designed to prevent irreparable damage to the Corporation, are required to protect the Corporation's legitimate interests, and do not confer a benefit upon the Corporation disproportionate to the detriment to Consultant. Consultant represents to the Corporation that, based on Consultant's experience and abilities, Consultant's observance of the covenants set forth in Section 4 above, including without limitation the geographic area and time period covered, will not cause undue hardship to Consultant or unreasonably interfere with Consultant's ability to earn a livelihood.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                    REGENT COMMUNICATIONS, INC.

                                    By:  William L. Stakelin
                                         ---------------------

                                    Name:  William L. Stakelin
                                           -------------------

                                    Title: President
                                           -------------------



                                    James H. Levy
                                    --------------------------
                                    JAMES H. LEVY



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